NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE News Release FOR IMMEDIATE RELEASE	Media Contact: Claudia Rapkoch (866) 622-8081 claudia.rapkoch@northwestern.com Investor Relations Contact: Dan Rausch (605) 978-2902 daniel.rausch@northwestern.com

 NORTHWESTERN ENERGY UPSIZES and EXTENDS CORPORATE REVOLVING CREDIT FACILITY

SIOUX FALLS, S.D. – July 7, 2011 – NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) today announced that it has amended and restated its corporate revolving credit facility to increase the amount to $300 million from the current $250 million and to extend the maturity date to June 30, 2016 from the existing June 30, 2012.  The facility also has an accordion feature that allows the Company to increase the size of the facility up to $350 million with the consent of the lenders.

Based on NorthWestern's current senior unsecured credit ratings, the initial commitment fee under the amended revolver will be reduced to 0.175% (from 0.375%) and the initial interest rate margin for Eurodollar loans will be reduced to 1.25% (from 2.75%).  Going forward, interest rates, commitment fees and letter of credit fees will be based on the Company’s then-current senior unsecured credit ratings.  As of June 30, 2011, the Company has issued approximately $90 million of commercial paper, which is supported by the amended facility, and approximately $167,000 of letters of credit under the facility.  There are currently no loans outstanding under the amended facility.

The banks in the facility include Bank of America, N.A. (Administrative Agent), JPMorgan Chase Bank, N.A. (Syndication Agent), KeyBank Nat’l Association (Co-Documentation Agent), Union Bank, N.A. (Co-Documentation Agent), U.S. Bank National Association (Co-Documentation Agent), UBS Loan Finance, Deutsche Bank, and Credit Suisse.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving approximately 665,000 customers in Montana, South Dakota and Nebraska.  More information on NorthWestern Energy is available on the Company's Web site at www.northwesternenergy.com.